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                                                                 Exhibit 10.13


                     [AMER CUNNINGHAM BRENNAN LETTERHEAD]

                                                           November 30, 1993

Mr. J. T. Healy
Purchasing Manager
Kaiser Aluminum & Chemical Corp.
P.O. Box 619
Erie, Pennsylvania 16512

   Re: Your Letter Dated October 12, 1993 to Michael Bell

Dear Mr. Healy:

   In your above-referenced letter, you asked Mr. Bell to acknowledge in writing his acceptance of Kaiser Aluminum and Chemical Corporation's commitment to extend the lease on the building located at 129 Marc Avenue, Cuyahoga Falls, Ohio.

   As you may recall, I represent Mr. Bell. Please consider this letter his acceptance of Kaiser Aluminum's exercise of its first option to renew. As stated in your letter, the new term commenced November 1, 1993, and the renewal term runs through October 31, 1998. The annual rental for the first renewal period is Three Hundred Eighteen Thousand One Hundred Six and No/100 Dollars ($318,106.00), payable in monthly installments of Twenty-Six Thousand Five Hundred Eight and No/100 Dollars ($26,508.00), as set forth in your letter.

   Please note that the renewal options are to be exercised in writing sixty
(60) days prior to the expiration of the then current term. Mr. Bell's acceptance of your exercise of the first option is not and shall not be construed as a waiver of this time requirement for the second option.

   If you have any questions or I can be of any assistance please call.

                                 Very truly yours,


                                 /s/ Rollie Bauer
                                 ------------------------------
                                 Roland H. Bauer


RHB/djw
cc: Michael Bell / Sarum Management

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

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To                                            DATE
      M. Poling               16503/Erie               January 24, 1989
      T. Healy                16503/Erie      FROM
      J. Klock                2343 KB                  Ivy Chu 2006 KB
      G. C. Webb              2039 KB
      Original                Vault           Subject: KACC/WHSE. LEASE
                                                       Cuyahoga Falls, Ohio



Attached is a copy of a Contract between      KAISER ALUMINUM & CHEMICAL CORPORATION

and                                           BELL COMPANY (Lessor)

covering                                      LEASE AGREEMENT, dated November 1, 1988,
                                              covering approximately 131,700 sq. ft. and
                                              yard area within the warehouse and
                                              manufacturing building and premises located
                                              at 129 Marc Avenue, Cuyahoga Falls, Ohio.


                               LEASE AGREEMENT

   LEASE AGREEMENT made an entered into this 1st day of November, 1988, by and between THE BELL COMPANY, an Ohio partnership in which James D. Bell and Michael E. Bell are general partners (hereinafter referred to as "Lessor"), and KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation (hereinafter referred to as "Lessee").

   WITNESSETH:

   In consideration of the mutual covenants, undertakings and agreements of the respective parties herein contained, the parties hereby agree as follows:

   ONE:  LEASED PREMISES

   Lessor has demised and let and by these presents does hereby demise and let unto Lessee, and Lessee hereby leases and hires from Lessor approximately 131,700 square feet and yard area within the warehouse and manufacturing building and premises located at 129 Marc Avenue, Cuyahoga Falls, Ohio, as shown and located on the drawing attached hereto as Exhibit "A".

   TWO:  USE

   The purpose for which the Leased Premises may be used by Lessee shall be storage and manufacturing uses and such other activities as are directly and reasonably related to such uses and business of Lessee, provided that such uses shall be in a careful, safe and proper manner in full compliance with any applicable law, ordinance or regulation.

   THREE:  TERM, RENEWAL AND ASSIGNMENT

   The term of this Lease shall be five (5) years commencing November 1, 1988 and ending October 31, 1993.

   Lessee shall have the option to renew the Lease for two (2) successive five (5) year terms on the terms and conditions set forth herein, provided written notice of renewal is given Lessor sixty (60) days prior to the expiration of the term or renewal term.

    FOUR:  RENT

   Lessee agrees to pay to Lessor an annual rental of $276,614.00 as rent during the five (5) year aforementioned term of this Lease Agreement, payable in monthly installments, in advance, in the amount of $23,051.00 each beginning November 1, 1988.

   In the event that Lessee exercises its option to renew the lease the rent for the first renewal period shall be at an annual rental of $318,106.00, payable in monthly installments of $26,508.00 per month in advance commencing November 1, 1993.

   Should the Lessee elect to renew the Lease for the second five (5) year renewal term, commencing November 1, 1998 to October 31, 2003, the annual rental shall be at a rate to be agreed upon between the parties hereto.

   FIVE:  TAXES AND UTILITIES

   All taxes, assessments and levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever which may be taxed, charged, assessed, levied or imposed at any time during the term of the Lease against the Leased Premises or any estate, right or interest of Lessor in or to be Leased Premises shall be paid by Lessor.

   Lessee shall pay all charges for heat, gas, electricity and other public utilities based upon or furnished to the Leased Premises which are required and consumed by Lessee.

       SIX:  ACCEPTANCE AND MAINTENANCE

       Lessee hereby accepts the Leased Premises in its present condition and Lessee agrees that it has examined and knows the condition of the Leased Premises, that said premises are received in good order and repair and satisfactory for the use purposes of Lessee, and that no representation as to the condition or repair of said Leased Premises, or otherwise, have been made by Lessor to Lessee which are not expressed herein.

       Lessee hereby agrees to maintain and keep the interior of the Leased Premises in good condition or repair, ordinary wear and tear excepted, including but not limited to plate glass, electrical and heating units, plumbing and doors, at Lessee's sole expense.

       Lessor shall maintain the exterior of the Leased Premises and common exterior grounds, provided, however, that Lessee shall be obligated to repair any damage to the interior or exterior of the Leased Premises caused by misuse or the careless, negligent or wrongful acts of its agents, invitees and employees, ordinary wear and tear and depreciation excepted.

       Lessee shall provide all security and related services for and upon the leased premises as Lessee deems necessary at Lessee's sole cost and expense.

       SEVEN:  RIGHT OF ACCESS, INGRESS AND EGRESS IMPROVEMENT AND
               MAINTENANCE

       At all times during the Lease term, Lessee shall have the right of access, ingress and egress to and from the Leased Premises over existing roadways adjacent to or serving the Leased Premises, including Marc Drive, in common with Lessor.

       Lessor shall oil roadway three times per year, if necessary. Lessor shall also provide double loading docks with two overhead doors, and make access to loading dock secure. Lessor shall properly maintain existing access to leased premises.

       EIGHT:  INSURANCE AND INDEMNIFICATION

       Lessee shall have no obligation to insure the Leased Premises against loss of any kind. Lessor shall insure said warehouse building against loss by fire and other casualty normally covered by insurance risk coverage at Lessor's sole expense. Lessee shall maintain its risk management program, which program shall provide comprehensive insurance coverage with a limit of liability of at least Two Million Dollars ($2,000,000.00).

       Lessee at its sole expense shall insure Lessee's personal property stored on the Leased Premises against loss by fire and other casualty normally covered by risk coverage with Lessor as an additional insured. Lessor agrees that the building of which the Leased Premises are a part will not be used or leased for any purpose which would result in an increase in the cost of such insurance due to an increase in risk. Lessee will indemnify and save harmless the Lessor from and against any and all loss, damage, expense, liabilities and causes of action resulting from injury or damage to persons or property caused by the negligent acts or omissions of Lessee's agents, invitees and employees relating to the use and occupancy of the Leased Premises, except to the extent that the same is covered by insurance proceeds actually paid to Lessor by the property insurer of said warehouse building. Lessor insurers shall waive any right of subrogation against Lessee and Lessee's insurers shall waive any right of subrogation against Lessee.

    NINE: QUIET ENJOYMENT

    If and so long as Lessee pays the rents provided for herein and performs and observes all the covenants and provisions hereof, Lessee shall quietly enjoy the Leased Premises and Lessor will warrant and defend Lessee in the enjoyment and peaceful possession of the Leased Premises throughout the term of this Lease.

    TEN: MUTUAL COVENANTS

    If said rent or any part thereof is not paid within ten (10) days after the due date thereof, or if Lessee should violate any other covenant, term or condition of this Agreement, or if any waste be committed or unnecessary damage done upon or to said premises, the Lessor may, at its election, declare the term ended and enter into possession of said premises and sue for and recover all rents and damages accrued or accruing under this Agreement or arising out of any violation thereof on the part of Lessee; or Lessor may sue and recover the rentals due and damages caused by Lessee, without declaring this Lease void, and without entering into possession of said premises. Provided, however, that as to the terms, covenants and conditions of this Agreement relating other than to the payment of rentals, Lessee shall not be considered in default unless written notice of such default remains uncorrected by Lessee, and provided further, that in the event Lessee, within such thirty (30) day period of time, uses all reasonable efforts to correct such default and diligently prosecute the work of correction, and such default is, in fact, corrected, but not within such thirty (30) day period because of circumstances beyond the control of Lessee, such default will be deemed to have been corrected within such thirty (30) day period of time.

    Every demand for rent due wherever and whensoever made shall have the same effect as if made at the time it falls due and at the place of payment or on premises; and after the service of any notice or commencement of any suit or final judgment therein, Lessor may receive and collect any rent due, and such collection or receipt shall not operate as a waiver of or affect such notice, suit and/or judgment. Any notice or summons to be served by or on behalf of Lessor upon Lessee under this Agreement or in connection with any proceeding or action growing out of this Agreement, or the tenancy arising therefrom, may be sufficiently served by leaving such notice or summons addressed to Lessee upon the said demised premises.

    In the event the afore-described leased portion of said structure, without any default or neglect of Lessee, shall be destroyed or partially by the elements or other cause, said Lessee may thereupon surrender possession of said premises to Lessor and thereupon this Agreement shall cease, determine and be utterly void, provided, however, upon such surrender of possession by Lessee, Lessor shall rebate to Lessee any portion of the rent paid in advance by Lessee from the date of said surrender to the end of the rental period covered by said advance rental payment.

    But in the event of partial destruction of said leased portion of said structure, without any fault or negligence of Lessee, as a result of the elements or other cause, said Lessor shall at once proceed to make the repairs necessary to place the building in substantially its former condition and this Agreement shall not terminate, but during the time in which such repairs are being made, no rent shall be payable by Lessee, except for such portions of said premises as may be then used and occupied by said Lessee, provided, however, said partial destruction can be reasonably repaired within sixty (60) days from the occurrence of said destruction or injury, and if said partial destruction or injury cannot reasonably be repaired within sixty (60) day period of time, Lessee shall then be entitled to surrender possession of said premises thereby terminating this Agreement and receive as a rebate all advance rentals paid as aforesaid.

   In the event of the appropriation or taking by and right of eminent domain of all or substantially all of the said leased premises so as to cause said premises to be unfit for the occupancy and use as intended by the Lessee by a public authority, Lessee shall have the right to terminate this Agreement by giving written notice to the Lessor, and Lessee hereby agrees to assign and by said written notice thereby assigns to Lessor all of Lessee's rights and claim for damages, if any, arising out of or resulting from said appropriating or taking, and such taking shall not operate as or be deemed an eviction of the Lessee or a breach of the Lessor's covenant for quiet enjoyment, provided, however, that Lessee shall not be required to assign to Lessor any awards specifically made to Lessee for its moving expenses.

   Nothing contained herein is intended to limit the circumstances and/or available remedies for default by Lessee by breach of or failure to perform any of Lessee's covenants and obligations hereunder, said default of Lessee to include but not be limited to circumstances of abandonment of the leased premises by the Lessee, or adjudication of Lessee as bankrupt, the making by the Lease of a general assignment for the benefit of creditors, the Lessee taking the benefit of any insolvency action or law, the appointment of a permanent receiver for the Lessee or trustee in bankruptcy for the Lessee or its assets, the appointment of a temporary receiver for the Lessee or its assets, if such temporary receivership has not been vacated or set aside within thirty (30) days from the date of such appointment, the initiation of an arrangement of similar proceeding for the benefit of creditors by or against the Lessee, and/or the dissolution or other termination of Lessee as a corporate entity.

   In the event of any default by Lessee, and in addition to the remedies available to Lessor, as provided herein, the remedies of both the Lessor and Lessee shall be cumulative and no one remedy shall be construed as exclusive of any other remedy provided for by law and available to Lessor and Lessee.

   This Agreement and all of the terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon the Lessor and Lessee, and each of their successors and assigns.

   ELEVEN: ALTERATIONS

   Lessee, from time to time at its expense, may make such alterations, improvements, repairs and additions to and upon the premises and install therein such fixtures, equipment, furniture and property as it may consider advisable for the conduct of its business. Lessee will not, without the prior written consent of Lessor, make or suffer to be made any alterations, improvements or additions which will affect the structural portions of the premises. Lessor agrees that it will not unreasonably withhold consent to the making of such alterations, improvements or additions. Lessee shall not be obligated to remove, alter or change any alterations, improvements, repairs or additions, or to restore the premises to their prior conditions, at the expiration of the Term hereof or prior termination of this Lease.

     TWELVE:

     Provided Lessee remains obligated under this Lease, Lessee shall have the right to assign this Lease or sublease all or any part of the premises with the consent of the Lessor, which consent shall not be unreasonably withheld.

     THIRTEEN:

     All notices and rent payments shall be forwarded to the following:


             Lessor:   THE BELL COMPANY
                       2346 Theiss Road
                       Cuyahoga Falls, Ohio 44223
                       Attention:   James D. Bell

             Lessee:   KAISER ALUMINUM & CHEMICAL CORPORATION
                       P. O. Box 619
                       Erie, Pennsylvania 16512
                       Attention:   J. T. Healy

      FOURTEEN:

      This Lease shall be construed and interpreted by the laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties have hereunto set their hands, the 19th day of October in the year of our Lord one thousand nine hundred and eighty-eight.


Signed and acknowledged in                 LESSOR:   THE BELL COMPANY
the presence of:                                     (A Partnership)


/s/ Robert S. Moore                          By: /s/ James D. Bell
-------------------------                        --------------------------
                                                 James D. Bell, Partner

/s/ Pat Nicol                              By: /s/ Michael E. Bell
-------------------------                      ---------------------------
                                               Michael E. Bell, Partner


-------------------------                  LESSEE:  KAISER ALUMINUM &
                                                    CHEMICAL CORPORATION

                                           By:   /s/ J. T. Healy
-------------------------                      ----------------------------



STATE OF OHIO)                  Before me, a Notary Public in and for said
             ) SS               County and State, personally appeared the
SUMMIT COUNTY)                  above named who acknowledged that they did
                                sign the foregoing instrument and that the same is their free act and deed.

                                IN TESTIMONY WHEREOF: I have hereunto set my hand and official seal, at Cuyahoga Falls, Ohio this 19th day of October, A.D. 1988.


                                             /s/ Robert S. Moore
                                           -----------------------------------
                                           Notary Public
This instrument prepared by
ROBERT S. MOORE
Attorney at Law




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